                                                                  EXHIBIT (d)(6)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this"Agreement") is made and entered into as
                                         ---------
of this 29/th/ day of November, 2001, by and between Jameson Inns, Inc., a real estate investment trust incorporated under the laws of the State of Georgia (the "Company"), and William D. Walker, an individual resident of the State of
 -------
Georgia (the "Executive").
              ---------

                                   BACKGROUND

         Executive and Company are parties to that certain Employment Agreement, dated July 27, 2000 (the "Prior Agreement"), pursuant to which Executive agreed to serve as Vice President of Development of the Company. Company recognizes Executive's past and potential contributions to the growth and success of the Company. Company desires to provide for the continued employment of Executive and to make certain changes in the Prior Agreement which Company has determined will reinforce and encourage the continued dedication of Executive to Company and will promote the best interests of Company and its stockholders. Executive is willing to continue to serve Company on the terms and conditions herein provided, and to replace the Prior Agreement with this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date.  The effective date of this Agreement (the
            --------------
"Effective Date") shall be December 1, 2001.
 --------------

         2. Employment.  Company shall continue to employ Executive and
            ----------
Executive hereby accepts such continued employment subject to the terms and conditions set forth herein for the Employment Period, and both parties agree to rescind the Prior Agreement and replace it with this Agreement.

         3. Employment Period. This Agreement will begin on the Effective Date
            -----------------
and, unless earlier terminated in accordance with Section 6 hereof, will be for a term of one year, which term shall be extended automatically (without further action of Executive or Company) for an additional one year period from and after the then scheduled expiration date unless at least 12 months prior to the then applicable expiration date Company notifies Executive in writing of its intent to terminate or change the Agreement. The period ending at the then scheduled expiration date of this Agreement is referred to herein as the "Employment
                                                                ----------
Period."
------

         4. Duties and Responsibilities; Authority; Devotion of Time to Company.
            -------------------------------------------------------------------

                  (a) Executive will continue to serve in his capacity as Vice President of Development. Subject to clause (c) below, Executive shall faithfully and diligently perform the services and functions relating to such positions or otherwise incident thereto, as may be reasonably designated by the Board and/or Chief Executive Officer from time to time; provided, however, that all such services shall be within Executive's area of competence and expertise.

                  (b) Executive shall enjoy the authority consistent with the positions described above and shall report directly and solely to the Chief Executive Officer.

                  (c) During the Employment Period, excluding any period of vacation or sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and diligently such responsibilities. During the Employment Period, Executive shall be entitled to (i) serve on corporate, civic or charitable boards or committees other than those of Company and (ii) manage personal investments, provided that such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement.

         5.       Compensation and Benefits.
                  -------------------------

                  (a) Base Salary. During the Employment Period, Company will pay to Executive a base salary ("Base Salary"), less normal
                                          -----------
         withholdings, payable in equal monthly or more frequent installments as are customary under Company's payroll practices from time to time. Executive's Base Salary for the first 12 months of the Employment Period shall be $114,400.00; provided, however, that the amount actually paid to Executive each year as Base Salary shall be (i) the Base Salary multiplied by (ii) the percentage (as reasonably determined by Executive) that the time of Executive devoted to the business and affairs of Company bears to the total of Executive's time devoted to the business and affairs of (A) Company, (B) the various Jameson and Signature Inns owned by Company (the "Inns"), (C) the operating company
                                               ----
         that manages the Inns and (D) the development company or companies that develop new Inns.

                  (b) Incentive, Profit Sharing, Savings and Retirement Plans. During the Employment Period, Executive will be entitled to participate in all executive incentive compensation and bonus programs (including, without limitation, stock option, performance share and restricted stock grants as may from time to time be authorized by the Board), profit sharing, savings and retirement plans, practices, policies and programs applicable generally to actively employed senior executive officers of Company ("Peer Executives"), on terms and conditions no
                               ---------------
         less favorable than those applicable to Peer Executives.

                  (c) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by

     Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, the "Company Welfare Plans")
                                                       ---------------------
     to the extent applicable generally to Peer Executives. Without limiting the foregoing, Company shall:

               (i) obtain and maintain a term life policy on Executive with a face value of three times his Base Salary, payable to Executive's spouse or designated beneficiary;

               (ii) in the event that Executive is unable to substantially perform his duties due to any physical or mental infirmity, pay 100% of Executive's Base Salary until the Disability Effective Date (as defined in Section 6(b));

               (iii) obtain and maintain a long-term disability insurance policy which shall pay to Executive, upon his Disability, not less than $6,000 per month from the Disability Effective Date until the date that Executive reaches age 65 or is no longer subject to such Disability; and

               (iv) obtain and maintain a "your own occupation" disability insurance policy which shall pay not less than $6,000 per month, payable to Executive's spouse or designated beneficiary.

          (d) Expenses. During the Employment Period, Company will promptly reimburse Executive for all reasonable expenses incurred by Executive and related to Executive's duties (including, without limitation, travel, seminar and continuing education expenses), in accordance with the policies, practices and procedures of Company to the extent applicable generally to Peer Executives.

          (e) Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of Company in effect for Peer Executives. Without limiting the foregoing, Company shall:

               (i) provide to Executive an automobile owned or leased by Company of a make and model appropriate to Executive's status (in the reasonable opinion of Executive) or, at Executive's request, shall provide Executive with a monthly allowance of not less than $500.00 to cover the cost of the business use of an automobile owned or leased by Executive; and

               (ii) reimburse Executive's reasonable expenses for dues and capital assessments for the Sea Palms Golf & Tennis Club membership currently held by Executive. With respect to such memberships not currently held by Executive, Company shall in addition pay the initiation fees for such memberships if approved in advance by the Board of Directors.

                  (f) Vacation. During the Employment Period, Executive will be entitled to not less than four weeks of paid annual vacation in accordance with the plans, policies, programs and practices of Company as in effect generally with respect to Peer Executives.

                  (g) Past Service Credit. Executive shall be given full credit for Executive's prior years of service with Company for all purposes under the plans, programs, policies, agreements and practices covering Executive pursuant to this Section.

         6.       Termination of Employment.
                  -------------------------

                  (a) Death. Executive's employment will terminate automatically upon Executive's death during the Employment Period.

                  (b) Disability. If the Disability of Executive has occurred during the Employment Period, Company may give to Executive written notice in accordance with Section 16(d) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment will terminate effective on the 30th day after receipt by Executive of such written notice (the "Disability Effective
                                                           --------------------
         Date"), provided that, within the 30 days after such receipt, Executive
         ----
         shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means a physical or mental
                                          ----------
         infirmity that impairs Executive's ability to substantially perform his duties with Company for a period of 180 consecutive days, as determined by Company in good faith subject to review by a three-physician panel.

                  (c) Termination for Cause. Company may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means:
                          -----

                      (i) the failure of Executive to substantially perform Executive's duties with Company (other than any such failure resulting from incapacity due to physical or mental infirmity), which failure continues for a period of 30 days after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties;

                      (ii) the engaging by Executive in illegal conduct that is materially and demonstrably injurious to Company;

                      (iii) breach of fiduciary duty to Company that results in
                  material personal profit to Executive at the expense of Company; or

                      (iv) the failure by Executive to honor all the terms and provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Executive promptly after receipt of notice given by Company.

          The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds majority of the independent, non-employee Directors then serving at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) reasonably finding that, in the good faith opinion of such Directors, Executive is guilty of the conduct described in clause (i), (ii), (iii) or
     (iv) above, and specifying the particulars thereof in detail.

          (d) Termination for Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence during the Employment Period of any of
      -----------
     the following events:

               (i) the assignment to Executive, without his written consent, of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities on the Effective Date or any other action by Company that results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by Company promptly after receipt of notice thereof given by Executive;

               (ii) a reduction by Company in Executive's annual Base Salary at the rate in effect on the Effective Date or as the same may be increased from time to time;

               (iii) the failure by Company (A) to continue in effect any compensation plan in which Executive participates during the Employment Period that is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or (B) to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to Peer Executives;

               (iv) the failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Company's pension, life insurance, medical, health and accident, disability or other welfare plans in which Executive was participating during the Employment Period;

               (v) the failure by Company to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to Executive;

          (vi) a permanent transfer or relocation of Executive which results from a required move of the location of the office of the Company to which Executive is to report on a permanent basis to a location outside the greater Atlanta, Georgia metropolitan area;

          (vii) there is a change in the control of the Company, which shall mean and include any one or more of the following:

                 A. any individual, corporation, partnership, group, association or other entity or "person", as such term is defined in Section 14(d)
                              ------
          of the Securities Exchange Act of 1934 (the "Exchange Act"), other
                                                       ------------
          than Thomas W. Kitchin or any person or persons related to or associated with him, is or becomes the "beneficial owner" (as defined
                                                  ----------------
          in Rule 13d-3 of the General Rules and Regulations under the Exchange
          Act), directly or indirectly, of 50% or more of the outstanding securities of the Company having the right to vote at elections of directors;

                 B. the Board of Directors of the Company is changed as a result of a contested election so that the nominees for Directors in such election designated by the current management group of the Company fail to be elected or constitute a majority of persons constituting the Board of Directors of the Company immediately following such election;

                 C. a merger, liquidation, dissolution, consolidation or reorganization of the Company as a result of which less than 50% of the total voting power of the outstanding securities of the surviving or resulting entity entitled to vote for members of the Board of Directors is represented by the securities held by the persons who held all of such outstanding voting securities of the Company immediately prior to the consummation of such transaction or development; or

                 D. the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company or the successor thereof;

          (viii) the Company notifies Executive in writing of its intent to terminate or change the Agreement in any material respect; or

          (ix) the failure by Company to honor all the terms and provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of notice thereof given by Executive.

                  (e) Notice of Termination. Any termination of Executive's employment by Company other than by reason of death or Disability, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(d) of this Agreement. For purposes of this Agreement, a "Notice of
                                                                     ---------
         Termination" means a written notice that (i) indicates the specific
         -----------
         termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the termination date (which date shall be not less than 60 days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to Executive's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within ten business days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Termination of Executive's employment
                                ----
         shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this Agreement that apply to such termination. The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of Executive or Company, respectively, hereunder or preclude Executive or Company, respectively, from asserting such fact or circumstance in enforcing Executive's or Company's rights hereunder.

                  (f) Date of Termination. For purposes of this Agreement, "Date of Termination" means (i) if Executive's employment is terminated
          -------------------
         by Company other than by reason of death or Disability, or by Executive for Good Reason, the date specified in the Notice of Termination, (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be or (iii) if Executive's employment is terminated by Executive other than for Good Reason (i.e., if Executive voluntarily resigns from his employment with Company), the date Executive announces his voluntary resignation.

         7.       Obligations of Company upon Termination.
                  ---------------------------------------

                  (a) Good Reason; Other than for Cause. If Executive's employment is terminated by Company without Cause or by Executive for Good Reason (and in either case, other than by reason of Executive's death or Disability), then in consideration of Executive's services rendered prior to such termination:

                        (i) Severance Payment. The Company shall continue to pay to Executive on a monthly basis for the twelve month period commencing on the Date of Termination an amount equal to one-twelfth of Executive's Base Salary at the rate in effect immediately prior to the Date of Termination (not taking into account any reduction in Base Salary that would constitute Good Reason), plus an amount equal to one-twelfth of the Executive's Average Bonus (the "Continuation Payment"), such amount to be paid on the first
                   --------------------
                  day of each month following the Date of Termination. If the Date of Termination is not the last day of the month, the Company shall pay to Executive within two business days after the Date of Termination a pro rata amount of the Continuation Payment for the remaining portion of the month in which the Date of Termination occurs. In lieu of making Continuation Payments to Executive for periods subsequent to the Date of Termination, Company may elect to pay to Executive a lump sum severance payment, in cash, without discount, equal to one times the sum of (A) Executive's annual Base Salary at the rate in effect immediately prior to the Date of Termination (not taking into account any reduction in Base Salary that would constitute Good Reason) and (B) Executive's Average Bonus. For purposes of this Agreement, (a) Executive's "Average Bonus" means the average of Executive's annual
                   -------------
                  bonuses paid prior to the Effective Date and/or hereunder for the two fiscal years during which Executive has been employed by Company immediately preceding the fiscal year in which the Date of Termination occurs, and (b) the portion of the then applicable Base Salary to be used to determine the payments due to Executive upon the termination of his employment hereunder shall be that percentage of the stated Base Salary paid by Company pursuant to the proviso in the second sentence of Section 5(a) hereof for the twelve full months preceding the date of the notice of termination;

                       (ii) Vesting of Options. Any and all options to purchase Company common stock then held by Executive will, to the extent not already vested, become vested and exercisable in full as of the Date of Termination, and any provision contained in the agreement(s) under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration;

                       (iii) Vesting of Restricted Stock. Any and all restrictions applicable to awards of restricted stock of Company then held by Executive shall lapse upon the Date of Termination, and any provision contained in the agreement(s) under which such restricted stock awards were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration of vesting;

                       (iv) Continued Benefits. For a period of one year from the Date of Termination (the "Benefits Period"), Company shall
                                                ---------------
                  provide Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially
                                           ----------------
                  similar in all respects to those that Executive was receiving immediately prior to the Date of Termination (not taking into account any reduction in such Welfare Benefits that would constitute Good Reason). During the Benefits Period, Executive will be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by Company to Executive to the same extent that actively employed senior executives of Company are permitted to make such changes; provided, however, that in the event of any such changes Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive of Company by reason of making the same changes in his level of coverage or coverage options; and

                      (v) Other Benefits. To the extent not theretofore paid or
                  provided, Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Company (including, without limitation, payment or provision of amounts and benefits pursuant to the terms of the Incentive Plan and/or Retirement Plan) (such other amounts and benefits, collectively, the "Other Benefits").
                                     --------------

                  (b) Voluntary Resignation other than for Good Reason. If Executive's employment is terminated by Executive other than for Good Reason, then in consideration of Executive's services rendered prior to such termination, Company shall pay to Executive in cash, without discount, an amount equal to Executive's Base Salary to the Date of Termination;

                  (c) Death. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement will terminate without further obligations to Executive's legal representatives under this Agreement, other than for payment of Accrued Compensation, the vesting of stock options and restricted stock and the timely payment or provision of Other Benefits, including without limitation any death benefits to which Executive is then entitled. For purposes of this Agreement, "Accrued Compensation" means all amounts of
                                      --------------------
         compensation for services rendered by Executive to Company or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of Termination, including (i) Base Salary, (ii) reimbursement (in accordance with Company's expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of Company during the period ending on the Date of Termination, (iii) vacation pay and (iv) bonuses and incentive compensation. Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

                  (d) Disability. If Executive's employment is terminated by reason of Executive's Disability during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of the sum of Accrued Compensation, the vesting of stock options and restricted stock and the timely payment or provision of Welfare Benefits (during the Benefits Period) and Other Benefits (including without limitation any disability benefits to which Executive is then entitled). Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

                  (e) Cause. If Executive's employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. In such case, all Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

         Company's obligations under this Section shall survive the termination of this Agreement.

         8. Certain Additional Payments by Company. The parties intend that the
            --------------------------------------
severance payments and other compensation provided for herein are reasonable compensation for Executive's services to Company and shall not constitute "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code. In the event that the severance benefits or any other benefits or payments to which Executive is entitled pursuant to this Agreement or otherwise (collectively, the "Total Benefits"), will be subject to the excise tax imposed
                    --------------
pursuant to Section 4999 of the Code ("Excise Tax"), Company shall pay to
                                       ----------
Executive an additional amount (the "Gross-Up Payment") such that the net amount
                                     ----------------
retained by Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section, will be equal to the Total Benefits.

         For purposes of this Section, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive).

         In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to Company, at the time the amount of such reduction in Excise Tax is fully determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment to Executive in respect of such excess (plus any interest, penalties or additions payable by

Executive with respect to such excess) at the time that the amount of such excess is finally determined.

     The parties' obligations under this Section shall survive termination of this Agreement.

     9.   Non-exclusivity of Rights. Nothing in this Agreement shall prevent or
          -------------------------
limit Executive's continuing or future participation in any plan, program, policy or practice provided by Company and for which Executive may qualify, nor, subject to Section 16(j), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with Company. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Company at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     10.  Full Settlement; Certain Legal Expenses.
          ---------------------------------------

          (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

          (b) Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of a termination that entitles Executive to any payments under this Agreement, including all such fees and expenses, if any, incurred in successfully contesting or disputing any Notice of Termination given hereunder or in successfully seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within 10 business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require.

     11.  Assignment and Successors.
          -------------------------

          (a) Executive. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) Company. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

                  (c) Assumption by Successors. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" means Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         12.      Indemnification of Executive.  Company shall indemnify
                  ----------------------------
Executive in the event that Executive was or is a party or is threatened to be made a party to any threatened, pending, or completed Proceeding:

                  (a) other than an action by or in the right of Company, arising out of the performance of Executive's duties with Company or by reason of the fact that he is or was an officer, director, employee or agent of Company, or is or was serving at the request of Company as a manager, director, trustee, officer, employee, or agent of any other company, nonprofit or for-profit corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by Executive in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Company and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, or settlement, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Company and, with respect to any criminal Proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (b) by or in the right of Company to procure a judgment in its favor, arising out of the performance of Executive's duties with Company or by reason of the fact that he is or was an officer, director, employee, or agent of Company, or is or was serving at the request of Company as a manager, director, trustee, officer, employee, or agent of any other company, nonprofit or for-profit corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by Executive in connection with the defense or settlement of such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which Executive is adjudged to have engaged in conduct which would otherwise allow Company to terminate Executive for Cause, unless and only to the extent that the court in which such Proceeding was brought determines upon application that, despite the adjudication of such conduct, but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

               (c) Without limiting the generality of the foregoing, to the extent that Executive has been successful on the merits or otherwise in defense of any Proceeding referred to in clause (a) or clause (b) of this Section, or in defense of any claim, issue or matter therein,
                  Company shall indemnify him against expenses, including, without limitation, attorneys' fees actually and reasonably incurred by him in connection with the Proceeding.

               (d) Indemnifiable expenses incurred by Executive shall be paid by Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Company as authorized in this Section 12.

         For purposes of this Agreement, "Proceeding" means any judicial or
                                          ----------
administrative trial, hearing, or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon Company, its officers or directors or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

         13.   Confidentiality. During the Employment Period and for a period of
               ---------------
one year after the Termination Date, Executive will not divulge or appropriate for his own use or the use of others any Confidential Information. Executive acknowledges that the provisions of the prior sentence are expressly for the benefit of Company, that Company would be irrevocably injured by a violation thereof and that Company would have no adequate remedy at law in the event of such violation. Therefore, Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy are appropriate remedies to enforce compliance with such provisions. Executive's obligations under this Section shall survive the termination of this Agreement for a period of one year after the Termination Date.

         For purposes of this Agreement, "Confidential Information" means any
                                          ------------------------
valuable, non-public, competitively sensitive information concerning Company's financial position and results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, supplier information and purchase histories and employee lists obtained by Executive during his employment with Company; provided, however, that Confidential Information shall not include information to the extent that it (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which Company utilized, developed, or otherwise acquired such information; (ii) is known to Executive prior to employment, having been lawfully received from parties other than Company; or (iii) is furnished to others by Company with no restriction on disclosure.

         14.   Non-Solicitation Agreement. Executive covenants and agrees that
               --------------------------
for a period of one year after the Termination Date, neither Executive nor any corporation, firm, partnership, joint venture or other entity of which he is an officer, employee, consultant or holder of ten percent or more of the issued and outstanding Voting Securities or equity interests (any such entity, an "Affiliated Entity") will not solicit, directly or indirectly, or cause any other person, firm or business to solicit, any employee of the Company to leave the employment of the Company for any reason, or solicit any customer, guest, direct bill account, vendor or supplier to cease doing business with the Company. Executive's obligations under this Section shall survive the termination of this Agreement for a period of one year after the Termination Date.

         15. Arbitration. Any controversy or claim arising from, out of or
             -----------
relating to this Agreement (other than controversies or claims arising from, out of or relating to the provisions in Sections 13 and 14, with respect to which either party may upon 24 hours notice to the other seek injunctive and/or other equitable relief in a court of competent jurisdiction) which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (each a "Claim", which shall also include any dispute as to whether a matter constitutes a Claim), which cannot be resolved within 30 days by
                       -----
amicable negotiation between the parties, shall be resolved by final and binding arbitration in Atlanta, Georgia in accordance with the Model Employment Dispute Resolution Rules (("Rules") of the American Arbitration Association (the
                    -----
"Association"), by an experienced employment arbitrator licensed to practice law
 -----------
in the State of Georgia.

         A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take one deposition of an opposing party or witness before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.

         With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either party. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their Claim or defense. Other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne equally by the parties, one-half by Executive and one-half by the Company. Should Executive or Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable attorneys' fees incurred as a result of such action. The provisions contained in this Section shall survive the termination of this Agreement.

         The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:


___________________
For the Company                                      Executive

         16.      Miscellaneous.
                  -------------

                  (a) Governing Law. Except to the extent preempted by federal law and without reference to principles of conflict of laws, the laws of the State of Georgia will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (b) Captions. The captions in this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (c) Amendments and Modifications. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, which writing makes specific reference to this Agreement.

                  (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Company:    Jameson Inns, Inc.
                                    8 Perimeter Center East, Suite 8050
                                    Atlanta, Georgia 30346
                                    Attention: General Counsel

                  If to Executive:  William D. Walker
                                    103 Shore Rush Trail
                                    St. Simons Island, GA 31522

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

                  (e) Other Agents. Nothing in this Agreement is to be interpreted as limiting Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                  (f) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.

                  (g) Withholding. Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (h) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (i) Reduction of Benefits By Legally Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if Company is obligated by law to pay severance pay, a termination indemnity, notice pay, or the like, or if Company is obligated by law to provide advance notice of separation ("Notice Period"), then any
                                                   -------------
         severance benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received with respect to any Notice Period.

                  (j) Timing of Payments.

                      (i) Except as otherwise provided for Continuation
                  Payments, the payments provided for in Sections 7 and 8 shall be made within 30 days after the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such date, Company shall pay to Executive on such day an estimate, as determined in good faith by Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the 45th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the tenth business day after demand by Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

                        (ii) If any payment to Executive (other than those described in the preceding subclause) is not made within 30 days of the date such payment is required to be made, Executive shall be entitled to receive interest on such payment from the due date until paid in full at an annual rate which is the greater of (A) the"prime rate" (which for purposes of this Agreement shall mean the interest rate published in the Wall Street Journal, Eastern Edition for the day the payment is due, identified therein as the "Prime Rate" and currently described as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks") plus three percent or (B) the legal rate of interest on judgments in the State of Georgia.

                  (k) Entire Agreement; Termination of Prior Agreement. Except as provided herein, this Agreement contains the entire agreement between Company and Executive with respect to the subject matter hereof and it supersedes and invalidates any previous employment or severance agreements or contracts between them, including, without limitation, the Prior Agreement. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein shall be of any force or effect. In the event that this Agreement does not take effect, the Prior Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                               JAMESON INNS, INC.

                               By:
                                     Thomas W. Kitchin, Chief Executive Officer


                               EXECUTIVE:


                                     William D. Walker